Exhibit 28(g)(1)

Execution Version

AMENDMENT TO CUSTODIAN CONTRACT

This Amendment, effective as of December 31, 2023 (the “Amendment”), is entered into by and between Longleaf Partners Funds Trust (the “Fund”), and State Street Bank and Trust Company (the “Custodian”).

WHEREAS, the Company and the Custodian entered into a Custodian Contract dated as of June 1, 1994 (the “Contract”);

WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interest in a separate portfolio of securities and other assets (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the parties hereto wish to amend the Contract as set forth below.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

1.	The amendment to the Contract relating to the 2001 17f-5 revision, dated July 1, 2001 is hereby deleted, and the parties hereto agree that it shall be and is replaced in its entirety by the provisions set forth below:

“Section 3. Provisions Relating to Rules 17f-5 and 17f-7.

Section 3.1 Definitions. As used in this Contract, the following terms have the following meanings:

“Country Risk” means all factors reasonably related to the systemic risk of holding Foreign Assets in a particular country. The factors include but are not limited to risks arising from the country’s political environment, economic and financial infrastructure (including any Eligible Securities Depository operating in the country); prevailing or developing custody, tax and settlement practices; nationalization, expropriation or other government actions; currency restrictions, devaluations or fluctuations; market conditions affecting the orderly execution of securities transactions or the value of assets; the regulation of the banking and securities industries, including changes in market rules; and laws and regulations applicable to the safekeeping and recovery of Foreign Assets held in custody in that country.

“Covered Foreign Country” means a country listed on Schedule A, which list of countries may be amended from time to time at the request of any Fund and with the agreement of the Foreign Custody Manager.

“Eligible Foreign Custodian” has the meaning set forth in Section (a)(1) of Rule 17f-5.

“Eligible Securities Depository” has the meaning set forth in section (b)(1) of Rule 17f-7.

“Foreign Assets” means, in relation to a Portfolio, any of the Portfolio’s securities or other investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect transactions of the Portfolio in those investments.

“Foreign Custody Manager” has the meaning set forth in section (a)(3) of Rule 17f-5.

“Foreign Securities System” means an Eligible Securities Depository listed on Schedule B.

“Rule 17f-5” means Rule 17f-5 promulgated under the 1940 Act.

“Rule 17f-7” means Rule 17f-7 promulgated under the 1940 Act.

Section 3.2 The Custodian as Foreign Custody Manager.

3.2.1 Delegation. Each Fund, by resolution adopted by its Board, hereby delegates to the Custodian, subject to Section (b) of Rule 17f-5, the responsibilities set forth in this Section 3.2 with respect to Foreign Assets of the Portfolios held outside the United States. The Custodian hereby accepts such delegation. By giving at least 30 days’ prior written notice to the Fund, the Foreign Custody Manager may withdraw its acceptance of the delegated responsibilities generally or with respect to a Covered Foreign Country designated in the notice. Following the withdrawal, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Fund generally or, as the case may be, with respect to the Covered Foreign Country so designated.

3.2.2 Exercise of care as foreign custody manager. The Foreign Custody Manager shall exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of the Foreign Assets would exercise in performing the delegated responsibilities.

3.2.3 Foreign Custody Arrangements. The Foreign Custody Manager shall be responsible for performing the delegated responsibilities only with respect to Covered Foreign Countries. The Foreign Custody Manager shall list on Schedule A for a Covered Foreign Country each Eligible Foreign Custodian selected by the Foreign Custody Manager to maintain the Foreign Assets of the Portfolios with respect to the Covered Foreign Country. The list of Eligible Foreign Custodians may be amended from time to time upon notice in the sole discretion of the Foreign Custody Manager. This Contract constitutes a Proper Instruction by a Fund, on behalf of each applicable Portfolio, to open an account, and to place and maintain Foreign Assets, for the Portfolio in each applicable Covered Foreign Country. The Fund, on behalf of the Portfolios, shall satisfy the account opening requirements for the Covered Foreign Country, and the delegation with respect to the Portfolio for the Covered Foreign Country will not be considered to have been accepted by the Custodian until that satisfaction. If the Foreign Custody Manager receives from the Fund Proper Instructions directing the Foreign Custody Manager to close the account, the delegation shall be considered withdrawn, and the Custodian shall immediately cease to be the Foreign Custody Manager with respect to the Portfolio for the Covered Foreign Country.

3.2.4 Scope of Delegated Responsibilities. Subject to the provisions of this Section 3.2, the Foreign Custody Manager may place and maintain Foreign Assets in the care of an Eligible Foreign Custodian selected by the Foreign Custody Manager in each applicable Covered Foreign Country. The Foreign Custody Manager shall determine that (a) the Foreign Assets will be subject to reasonable care, based on the standards applicable to custodians in the country in which the Foreign Assets will be held by the Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation the factors specified in Rule 17f- 5(c)(1) and (b) the contract between the Foreign Custody Manager and the Eligible Foreign Custodian governing the foreign custody arrangements will satisfy the requirements of Rule 17f- 5(c)(2). The Foreign Custody Manager shall establish a system to monitor (i) the appropriateness of maintaining the Foreign Assets with the Eligible Foreign Custodian and (ii) the performance of the contract governing the custody arrangements. If the Foreign Custody Manager determines that the custody arrangements with an Eligible Foreign Custodian are no longer appropriate, the Foreign Custody Manager shall so notify the Fund.

3.2.5 Reporting Requirements. The Foreign Custody Manager shall (a) report the withdrawal of Foreign Assets from an Eligible Foreign Custodian and the placement of Foreign Assets with another Eligible Foreign Custodian by providing to the Fund’s Board an amended Schedule A at the end of the calendar quarter in which the action has occurred, and (b) after the occurrence of any other material change in the foreign custody arrangements of the Portfolios described in this Section 3.2, make a written report to the Board containing a notification of the change.

3.2.6 Representations. The Foreign Custody Manager represents to each Fund that it is a U.S. Bank as defined in Section (a)(7) of Rule 17f-5. Each Fund represents to the Custodian that its Board has (a) determined that it is reasonable for the Board to rely on the Custodian to perform the responsibilities delegated pursuant to this Contract to the Custodian as the Foreign Custody Manager of the Portfolios and (b) considered and determined to accept such Country Risk as is incurred by placing and maintaining the Foreign Assets of each Portfolio in each Covered Foreign Country.

3.2.7 Termination by a Portfolio of the Custodian as Foreign Custody Manager. By giving at least 30 days’ prior written notice to the Custodian, a Fund, on behalf of a Portfolio, may terminate the delegation to the Custodian as the Foreign Custody Manager for the Portfolio. Following the termination, the Custodian shall have no further responsibility in its capacity as Foreign Custody Manager to the Portfolio.

Section 3.3 Monitoring of Eligible Securities Depositories. The Custodian shall (a) provide the Fund or its Investment Advisor with an analysis of the custody risks associated with maintaining assets with the Eligible Securities Depositories set forth on Schedule B in accordance with Section (a)(1)(i)(A) of Rule 17f-7 and (b) monitor such risks on a continuing basis and promptly notify the Fund or its Investment Advisor of any material change in such risks, in accordance with Section (a)(1)(i)(B) of Rule 17f-7.

Section 3A.1. Activities of the Custodian with Respect to Property Held Outside the United States.

Section 3A.1 Holding Securities. Foreign securities and other financial assets held outside of the United States shall be maintained in a Foreign Securities System in a Covered Foreign Country through arrangements implemented by the Custodian or an Eligible Foreign Custodian, as applicable, in the Covered Foreign Country. The Custodian shall identify on its books as belonging to the Portfolios the foreign securities and other financial assets held by each Eligible Foreign Custodian or Foreign Securities System. The Custodian may hold foreign securities and other financial assets for all of its customers, including the Portfolios, with any Eligible Foreign Custodian in an account that is identified as the Custodian’s account for the benefit of its customers; provided however, that (a) the records of the Custodian with respect to foreign securities or other financial assets of a Portfolio maintained in the account shall identify those securities and other financial assets as belonging to the Portfolio and (b) to the extent permitted and customary in the market in which the account is maintained, the Custodian shall require that securities and other financial assets so held by the Eligible Foreign Custodian be held separately from any assets of the Eligible Foreign Custodian or of other customers of the Eligible Foreign Custodian.

Section 3A.2 Registration of Foreign Securities. Foreign securities and other financial assets held outside of the United States maintained in the custody of an Eligible Foreign Custodian and that are not bearer securities shall be registered in the name of the applicable Portfolio or in the name of the Custodian or in the name of any Eligible Foreign Custodian or in the name of any nominee of any of the foregoing. The Fund on behalf of the Portfolio agrees to hold any such nominee harmless from any liability as a holder of record of the foreign securities or other financial assets. The Custodian or an Eligible Foreign Custodian reserves the right not to accept securities or other financial assets on behalf of a Portfolio under the terms of this Contract unless the form of the securities or other financial assets and the manner in which they are delivered are in accordance with local market practice.

Section 3A.3 Indemnification by Eligible Foreign Custodians. Each contract pursuant to which the Custodian employs an Eligible Foreign Custodian shall, to the extent possible, require the Eligible Foreign Custodian to indemnify and hold harmless the Custodian from and against any loss, cost or expense arising out of or in connection with the Eligible Foreign Custodian’s performance of its obligations. At a Fund’s election, a Portfolio shall be entitled to be subrogated to the rights of the Custodian with respect to any claims against an Eligible Foreign Custodian as a consequence of any such loss, cost or expense if and to the extent that the Portfolio has not been made whole for the loss, cost or expense. In no event shall the Custodian be obligated to bring suit in its own name or to allow suit to be brought in its name.

Section 3A.4 Bank Accounts.

3A.4.1 General. The Custodian shall identify on its books as for the account of the applicable Portfolio the amount of cash (including cash denominated in foreign currencies) deposited with the Custodian. The Custodian shall maintain cash deposits in on book currencies on its balance sheet. The Custodian shall be liable for such balances. If the Custodian is unable to maintain, or market practice does not facilitate the maintenance for the Portfolio of a cash balance in a currency as an on book currency, a deposit account shall be opened and maintained by the Custodian outside the United States on behalf of the Portfolio with an Eligible Foreign Custodian. The Custodian shall not maintain the cash deposit on its balance sheet. The Eligible Foreign Custodian will be liable for such balance directly to the Portfolio. All deposit accounts referred to in this Section shall be subject only to draft or order by the Custodian or, if applicable, the Eligible Foreign Custodian acting pursuant to the terms of this Contract. Cash maintained in a deposit account and denominated in an “on book” currency will be maintained under and subject to the laws of the Commonwealth of Massachusetts. The Custodian will not have any deposit liability for deposits in any currency that is not an “on book” currency.

3A.4.2 Non-u.s. Branch and Non-u.s. Dollar Deposits. In accordance with the laws of the Commonwealth of Massachusetts, the Custodian shall not be required to repay any deposit made at a non-U.S. branch of the Custodian or any deposit made with the Custodian and denominated in a non-U.S. dollar currency, if repayment of the deposit or the use of assets denominated in the non-U.S. dollar currency is prevented, prohibited or otherwise blocked due to (a) an act of war, insurrection or civil strife; (b) any action by a non-U.S. government or instrumentality or authority asserting governmental, military or police power of any kind, whether such authority be recognized as a de facto or a de jure government, or by any entity, political or revolutionary movement or otherwise that usurps, supervenes or otherwise materially impairs the normal operation of civil authority; or (c) the closure of a non-U.S. branch in order to prevent, in the reasonable judgment of the Custodian, harm to the employees or property of the Custodian.

Section 3A.5. Collection of Income. The Custodian shall use reasonable commercial efforts to collect all income and other payments with respect to the Foreign Assets held hereunder to which a Portfolio shall be entitled. If extraordinary measures are required to collect the income or payment, the Fund and the Custodian shall consult as to such measures and as to the compensation and expenses of the Custodian relating to such measures. The Custodian shall credit income to the applicable Portfolio as such income is received or in accordance with the Custodian’s then current payable date income schedule. Any credit to the Portfolio in advance of receipt may be reversed when the Custodian determines that payment will not occur in due course, and the Portfolio may be charged at the Custodian’s applicable rate for time credited. Income on securities or other financial assets loaned other than from the Custodian’s securities lending program shall be credited as received.

Section 3A.6 Transactions in Foreign Custody Account.

3A.6.1 Delivery Out. The Custodian or an Eligible Foreign Custodian shall release and deliver foreign securities or other financial assets held outside of the United States owned by a Portfolio and held by the Custodian or such Eligible Foreign Custodian, or in a Foreign Securities System account, only upon receipt of Proper Instructions, specifying the foreign securities to be delivered and the person or persons to whom delivery is to be made. The Custodian shall pay out, or direct the respective Eligible Foreign Custodian or the respective Foreign Securities System to pay out, cash of a Portfolio only upon receipt of Proper Instructions specifying the amount of the payment and the person or persons to payment is to be made.

3A.6.2 Market Conditions. Notwithstanding any provision of this Contract to the contrary, settlement and payment for Foreign Assets received for the account of the Portfolios and delivery of Foreign Assets maintained for the account of the Portfolios may be effected in accordance with the customary established securities trading or processing practices and procedures in the country or market in which the transaction occurs, including, without limitation, delivering Foreign Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for the Foreign Assets from such purchaser or dealer.

3A.6.3 Settlement Practices. The Custodian shall provide to each Board the information with respect to custody and settlement practices in countries in which the Custodian employs an Eligible Foreign Custodian described on Schedule C at the time or times set forth on the Schedule. The Custodian may revise Schedule C from time to time, but no revision shall result in a Board being provided with substantively less information than had been previously provided on Schedule C.

Section 3A.7 Shareholder or Bondholder Rights. The Custodian shall use reasonable commercial efforts to facilitate the exercise of voting and other shareholder and bondholder rights with respect to foreign securities and other financial assets held outside the United States, subject always to the laws, regulations and practical constraints that may exist in the country where the securities or other financial assets are issued. The Custodian may utilize Broadridge Financial Solutions, Inc. or another proxy service firm of recognized standing as its delegate to provide proxy services for the exercise of shareholder and bondholder rights. Local conditions, including lack of regulation, onerous procedural obligations, lack of notice and other factors may have the effect of severely limiting the ability of a Fund to exercise shareholder and bondholder rights.

Section 3A.8 Communications. The Custodian shall transmit promptly to the applicable Fund written information with respect to materials received by the Custodian through Eligible Foreign Custodians from issuers of the foreign securities and other financial asset assets being held outside the United States for the account of a Portfolio. The Custodian shall transmit promptly to the applicable Fund written information with respect to materials so received by the Custodian from issuers of foreign securities whose tender or exchange is sought or from the party or its agent making the tender or exchange offer. The Custodian shall also transmit promptly to the Fund all written information received by the Custodian through Eligible Foreign Custodians from issuers of the foreign securities or other financial assets issued outside of the United States and being held for the account of the Portfolio regarding any class action or other collective litigation relating to the Portfolio’s foreign securities or other financial assets issued outside the United States and then held, or previously held, during the relevant class-action period during the term of this Contract by the Custodian via an Eligible Foreign Custodian for the account of the Fund for the Portfolio, including, but not limited to, opt-out notices and proof-of-claim forms. The Custodian does not support class-action participation by a Fund beyond such forwarding of written information received by the Custodian.”

2.	The second paragraph of Section 12 of the Contract is hereby deleted in its entirety and replaced with the following:

“The Custodian shall at all times during the term of this Contract, if available on commercially reasonable terms, maintain insurance coverage regarding its business in such amount and scope as it deems adequate in connection with the services provided.”

3.	The following is hereby added to the end of Section 12 of the Contract:

Each Portfolio agrees to indemnify the Custodian and to hold the Custodian harmless from and against any loss, cost or expense sustained or incurred by the Custodian in acting or omitting to act under or in respect of this Contract in good faith and without negligence, including, without limitation, (a) the Custodian’s compliance with Proper Instructions and (b) in connection with the provision of services to a Fund pursuant to Section 24, any obligations, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses, that may be assessed against the Fund, the Portfolio or the Custodian as custodian of the assets of the Fund or the Portfolio. If a Fund on behalf of a Portfolio instructs the Custodian to take any action with respect to securities or other financial assets, and the action involves the payment of money or may, in the opinion of the Custodian, result in the Custodian or its nominee assigned to the Fund or the Portfolio being liable therefor, the Fund on behalf of the Portfolio, as a prerequisite to the Custodian taking the action, shall provide to the Custodian at the Custodian’s request such further indemnification in an amount and form satisfactory to the Custodian.

The Custodian will have no liability for losses, costs or expenses resulting from the insolvency or other financial default of an Eligible Foreign Custodian that is not an affiliate of the Custodian, except to the extent that such losses, costs or expenses are caused by the failure of the Custodian to exercise reasonable care, prudence and diligence in selecting and monitoring the Eligible Foreign Custodian. The Custodian will have no liability for any loss, cost or expense incurred or sustained by a Fund or Portfolio resulting from or caused by Country Risk.

The Custodian shall be without responsibility or liability to any Fund or Portfolio for: (a) events or circumstances beyond the reasonable control of the Custodian, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any currency or securities market or system, power or other mechanical or technological failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events or acts; (b) errors by any Fund, its Investment Advisor or any other duly authorized person in their instructions to the Custodian; (c) the insolvency of or acts or omissions by a Securities System, Direct Paper System, Foreign Securities System, Transfer Agent or domestic sub-custodian designated pursuant to Section 2; (d) the failure of any Fund, its Investment Advisor, Portfolio or any duly authorized individual or organization to adhere to the Custodian’s operational policies and procedures; (e) any delay or failure of any broker, agent, securities intermediary or other intermediary, central bank or other commercially prevalent payment or clearing system to deliver to the Custodian’s sub-custodian or agent securities or other financial assets purchased or in the remittance or payment made in connection with securities or other financial assets sold; (f) any delay or failure of any organization in charge of registering or transferring securities or other financial assets in the name of the Custodian, any Fund, any Portfolio, the Custodian’s sub-custodians, nominees or agents including non-receipt of bonus, dividends and rights and other accretions or benefits; (g) delays or inability to perform its duties due to any disorder in market infrastructure with respect to any particular security, other financial asset, Securities System, Direct Paper System or Foreign Securities System; and (h) the effect of any provision of any law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction.

Notwithstanding any other provision set forth herein, in no event shall either party be liable for any special, indirect, incidental, punitive or consequential damages of any kind whatsoever (including, without limitation, lost profits) with respect to the services provided pursuant to this Contract, regardless of whether either party has been advised of the possibility of such damages.”

4.	Section 13 of the Contract is hereby deleted in its entirety and replaced with the following:

“Section 13. Effective Period; Termination; Amendments.

Section 13.1 Term. This Contract shall remain in full force and effect for an initial term ending December 31, 2025. After the expiration of the Initial Term, this Contract shall automatically renew for successive one-year terms unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the initial term or any renewal term, as the case may be. A written notice of non-renewal may be given as to a Fund or a Portfolio.

Section 13.2 Termination. Either party may terminate this Contract as to a Fund or a Portfolio: (a) in the event of the other party’s material breach of a material provision of this Contract that the other party has either failed to cure, or failed to establish a remedial plan to cure that is reasonably acceptable to the non-breaching party, within sixty (60) days’ written notice being given by the non-breaching party of the breach, or (b) in the event of the appointment of a conservator or receiver for the other party, the commencement by or against the other party of a bankruptcy or insolvency case or proceeding, or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction.

Section 13.3 Payments Owing to the Custodian. Upon termination of this Contract pursuant to Section 13.1 or 13.2 with respect to any Fund or Portfolio, the applicable Fund shall pay to the Custodian any compensation then due and shall reimburse the Custodian for its other fees, expenses and charges. In the event of: (a) any Fund’s termination of this Contract with respect to such Fund or a Portfolio of the Fund for any reason other than as set forth in Section 13.1 or 13.2 or (b) a transaction not in the ordinary course of business pursuant to which the Custodian is not retained to continue providing services hereunder to a Fund or Portfolio (or its respective successor), the applicable Fund shall pay to the Custodian any compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by the Custodian with respect to the Fund or Portfolio) and shall reimburse the Custodian for its other fees, expenses and charges. Upon receipt of such payment and reimbursement, the Custodian will deliver the Fund’s or Portfolio’s cash and its securities and other financial assets as set forth in Section 14.

Section 13.4 Exclusions. No payment will be required pursuant to clause (b) of Section 13.3 in the event of any transaction consisting of (a) the liquidation or dissolution of a Fund or a Portfolio and distribution of the Fund’s or Portfolio’s assets as a result of the Board’s determination in its reasonable business judgment that the Fund or Portfolio is no longer viable, (b) a merger of a Fund or Portfolio into, or the consolidation of a Fund or Portfolio with, another organization or series, or (c) the sale by a Fund or Portfolio of all or substantially all of its assets to another organization or series and, in the case of a transaction referred to in the foregoing clause (b) or (c) the Custodian is retained to continue providing services to the Fund or Portfolio (or its respective successor) on substantially the same terms as this Contract.

Section 13.5 Effect of Termination. Termination of this Contract with respect to any one particular Fund or Portfolio shall in no way affect the rights and duties under this Contract with respect to any other Fund or Portfolio. Following termination with respect to a Fund or Portfolio, the Custodian shall have no further responsibility to forward information under Section 2.15 or 3A.8. The provisions of Sections 11, 12, 14 and 23 of this Contract shall survive termination of this Contract.

Section 13.6 Amendments. This Contract may be amended at any time in writing by mutual agreement of the parties hereto.”

5.	A new Section 21 is hereby added to the Contract with the following:

“Section 21. Foreign Exchange.

Section 21.1 Generally. Upon receipt of Proper Instructions, which for purposes of this section may also include security trade advices, the Custodian shall facilitate the processing and settlement of foreign exchange transactions. Such foreign exchange transactions do not constitute part of the services provided by the Custodian under this Contract.

Section 21.2 Fund Elections. Each Fund (or its Investment Advisor acting on its behalf) may elect to enter into and execute foreign exchange transactions with third parties that are not affiliated with the Custodian, with State Street Global Markets, which is the foreign exchange division of State Street Bank and Trust Company and its affiliated companies (“SSGM”), or with a sub-custodian. Where the Fund or its Investment Advisor gives Proper Instructions for the execution of a foreign exchange transaction using an indirect foreign exchange service described in the Client Publications, the Fund (or its Investment Advisor) instructs the Custodian, on behalf of the Fund, to direct the execution of such foreign exchange transaction to SSGM or, when the relevant currency is not traded by SSGM, to the applicable sub-custodian. The Custodian shall not have any agency (except as contemplated in preceding sentence), trust or fiduciary obligation to the Fund, its Investment Advisor or any other person in connection with the execution of any foreign exchange transaction. The Custodian shall have no responsibility under this Contract for the selection of the counterparty to, or the method of execution of, any foreign exchange transaction entered into by the Fund (or its Investment Advisor acting on its behalf) or the reasonableness of the execution rate on any such transaction. For the purposes of this Contract, “Client Publications” means the general client publications of State Street Bank and Trust Company available from time to time to clients and their investment managers.

Section 21.3 Fund Acknowledgement. Each Fund acknowledges that in connection with all foreign exchange transactions entered into by the Fund (or its Investment Advisor acting on its behalf) with SSGM or any sub-custodian, SSGM and each such sub-custodian:

(i)	shall be acting in a principal capacity and not as broker, agent or fiduciary to the Fund or its Investment Advisor;

(ii)	shall seek to profit from such foreign exchange transactions, and are entitled to retain and not disclose any such profit to the Fund or its Investment Advisor; and

(iii)	shall enter into such foreign exchange transactions pursuant to the terms and conditions, including pricing or pricing methodology, (a) agreed with the Fund or its Investment Advisor from time to time or (b) in the case of an indirect foreign exchange service, (i) as established by SSGM and set forth in the Client Publications with respect to the particular foreign exchange execution services selected by the Fund or the Investment Advisor or (ii) as established by the sub- custodian from time to time.

Section 21.4 Transactions by State Street. The Custodian or its affiliates, including SSGM, may trade based upon information that is not available to the Fund (or its Investment Advisor acting on its behalf), and may enter into transactions for its own account or the account of clients in the same or opposite direction to the transactions entered into with the Fund (or its Investment Manager), and shall have no obligation, under this Contract, to share such information with or consider the interests of their respective counterparties, including, where applicable, the Fund or the Investment Advisor.”

6.	A new Section 23 is hereby added to the Contract with the following:

“Section 23. Contractual Settlement Services.

Section 23.1 General. The Custodian shall, in accordance with the terms set out in this Section 23, debit or credit the appropriate deposit account of each Portfolio on a contractual settlement basis in connection with the purchase of securities or other financial assets for the Portfolio or the receipt of the proceeds of the sale or redemption of securities or other financial assets.

Section 23.2 Provision of Services. The services described in Section 23.1 (the “Contractual Settlement Services”) shall be provided for the securities and other financial assets and in such markets as the Custodian may advise from time to time. The Custodian may terminate or suspend any part of the provision of the Contractual Settlement Services at its sole discretion immediately upon notice to the applicable Fund on behalf of each Portfolio, including, without limitation, in the event of force majeure events affecting settlement, any disorder in markets, or other changed external business circumstances affecting the markets or the Fund.

Section 23.3 Purchase Consideration. The consideration payable in connection with a purchase transaction shall be debited from the appropriate deposit account of the Portfolio as of the time and date that funds would ordinarily be required to settle the transaction in the applicable market. The Custodian shall promptly recredit the amount at the time that the Portfolio or the Fund notifies the Custodian by Proper Instruction that the transaction has been canceled.

Section 23.4 Sales and Redemptions. A provisional credit of an amount equal to the net sale price for a sale or redemption of securities or other financial assets shall be made to the account of the Portfolio as if the amount had been received as of the close of business on the date on which good funds would ordinarily be immediately available in the applicable market. The provisional credit will be made conditional upon the Custodian having received Proper Instructions with respect to, or reasonable notice of, the transaction, as applicable; and the Custodian or its agent having possession of the securities of other financial assets (excluding financial assets subject to any third party lending arrangement entered into by a Portfolio) associated with the transaction in good deliverable form and not being aware of any facts which would lead the Custodian or its agent to believe that the transaction will not settle in the time period ordinarily applicable to such transactions in the applicable market.

Section 23.5 Reversals of Provisional Credits or Debits. The Custodian shall have the right to reverse any provisional credit or debit given in connection with the Contractual Settlement Services at any time when the Custodian believes, in its reasonable judgment, that such transaction will not settle in accordance with its terms or amounts due pursuant thereto, will not be collectable or where the Custodian has not been provided Proper Instructions with respect thereto, as applicable. The Portfolio shall be responsible for any costs or liabilities resulting from such reversal. Upon such reversal, a sum equal to the credited or debited amount shall become immediately payable by the Portfolio to the Custodian and may be debited from any deposit or other account held for benefit of the Portfolio.”

7.	A new Section 24 is hereby added to the Contract with the following:

“Section 24. Tax Services.

Section 24.1 Fund Information. Each Fund will provide documentary evidence of its tax domicile, organizational specifics and other documentation and information as may be required by the Custodian from time to time for tax purposes, including, without limitation, information relating to any special ruling or treatment to which the Fund may be entitled that is not applicable to the general nationality and category of person to which the Fund belongs under general laws and treaty obligations and documentation and information required in relation to countries where the Fund engages or proposes to engage in investment activity or where Portfolio assets are or will be held. The provision of such documentation and information shall be deemed to be a Proper Instruction, upon which the Custodian shall be entitled to rely and act. In giving such documentation and information, the Fund represents and warrants that it is true and correct in all material respects and that it will promptly provide the Custodian with all necessary corrections or updates upon becoming aware of any changes or inaccuracies in the documentation or information supplied.

Section 24.2 Tax Responsibility. The Fund shall be liable for all taxes (including Taxes, as defined below) relating to its investment activity, including with respect to any cash or securities held by the Custodian on behalf of the Fund or any transactions related thereto. Subject to compliance by the Fund with its obligations under Section 24.1, the Custodian shall withhold (or cause to be withheld) the amount of any Tax which is required to be withheld under applicable law in connection with the collection on behalf of the Fund pursuant to this Contract of any dividend, interest income or other distribution with respect to any security and the proceeds or income from the sale or other transfer of any security held by the Custodian. If any Taxes become payable with respect to any prior payment made to the Fund by the Custodian or otherwise, the Custodian may apply any credit balance in the Fund’s deposit account to the extent necessary to satisfy such Tax obligation. The Fund shall remain liable for any tax deficiency. The Custodian is not liable for any tax obligations relating to the Portfolio or the Fund, other than those Tax services as set out specifically in this Section 24. The Fund agrees that the Custodian is not, and shall not be deemed to be, providing tax advice or tax counsel. The capitalized terms “Tax” or “Taxes” means any withholding or capital gains tax, stamp duty, levy, impost, charge, assessment, deduction or related liability, including any addition to tax, penalty or interest imposed on or in respect of (i) cash or securities, (ii) the transactions effected under this Contract, or (iii) the Fund.

Section 24.3 Tax Relief. The Custodian will provide tax relief services in relation to designated markets as may be specified from time to time in the Client Publications. Subject to the preceding sentence and compliance by the Fund with its obligations under Section 24.1, the Custodian will apply for a reduction of withholding tax and refund of any tax paid or tax credits which apply in each applicable market in respect of income payments on securities for the benefit of the Fund. Unless otherwise informed by the Fund, the Custodian shall be entitled to apply categorical treatment of the Fund according to its nationality, particulars of its organization and other relevant details supplied by the Fund.”

8.	A new Section 25 is hereby added to the Contract with the following

“Section 25. Assignment; Delegation. This Contract may not be assigned by (a) the Fund without the written consent of the Custodian or (b) the Custodian without the written consent of the Fund, except that the Custodian may assign this Contract to a successor of all or a substantial portion of its business, or to an affiliate of the Custodian.

The Custodian shall have the right, without the consent or approval of the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services provided pursuant to this Contract other than services required by applicable law to be performed by a foreign sub-custodian, U.S. Securities System, Direct Paper System or Foreign Securities System (each, a “Delegate” and collectively, the “Delegates”). The Custodian shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Custodian had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a written fee schedule, the Custodian shall be responsible for the compensation of its Delegates. Notwithstanding the foregoing, in no event shall the term Delegate include sub-custodians, Securities Systems, Direct Paper System or Foreign Securities Systems, and the Custodian shall have no liability for their acts or omissions except as otherwise expressly provided elsewhere in this Contract. The Custodian will provide the Fund with information regarding its global operating model for the delivery of the services provided hereunder on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Custodian that perform or may perform parts of the services (excluding services performed by sub-custodians, U.S. Securities Systems, Direct Paper Systems and Foreign Securities Systems), and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time. Nothing in this paragraph shall limit or restrict the Custodian’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Contract other than the provision of the services.”

9.	A new Section 26 is hereby added to the Contract with the following:

“Section 26. Confidentiality; Use of Data.

Section 26.1 Confidentiality. All information provided under this Contract by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 26.2 below, all confidential information provided under this Contract by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Contract or managing the business of the Receiving Party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Contract, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Contract, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Custodian or its affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Contract), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Each Party may store confidential information with third-party providers of information technology services, and permit access to confidential information by such providers as reasonably necessary for the receipt of cloud computing and storage services and related hardware and software maintenance and support. Such confidential information must be disclosed under obligations of confidentiality.

Section 26.2 Use of Data.

(a) In connection with the provision of the services and the discharge of its other obligations under this Contract, the Custodian (which term for purposes of this Section 26.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Contract and other agreements between the Fund and the Custodian or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Custodian and/or its Affiliates may use any Confidential Information of the Company (“Data”) obtained by such entities in the performance of their services under this Contract or any other agreement between the Fund and the Custodian or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Fund to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Custodian and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Fund, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Custodian publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Contract.

(c) The Fund acknowledges that the Custodian may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Contract, nothing in this Section 26.2 shall limit the confidentiality and data-protection obligations of the Custodian and its Affiliates under this Contract and applicable law. The Custodian shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 26.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Contract.”

10.	A new Section 27 is hereby added to the Contract with the following:

“Section 27. Notices. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Contract, be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:	[Fund Name] Longleaf Partners Funds Trust c/o Southeastern Asset Management 6410 Poplar Avenue, Suite 900 Memphis, TN 38119 Attention: Andrew R. McCarroll, General Counsel Telephone: (901) 818-5185

To the Custodian:	STATE STREET BANK AND TRUST COMPANY 1 Iron Street Boston, MA 02210 Attention: Jenna Aspropotamitis Telephone: (617) 662-9300

with a copy to:	STATE STREET BANK AND TRUST COMPANY Legal Division – Global Services Americas 1 Congress Street Boston, MA 02114-2016 Attention: Senior Vice President and Senior Managing Counsel”

11.	The parties hereby agree that all references in the Contract to Exhibit 1 shall be deleted and the related exhibit containing State Street’ Memorandum of Insurance shall be removed from the Contract.

12.	Schedule A, Schedule B and Schedule C hereby deleted in their entirety and removed from the Contract.

13.	The Contract is hereby amended by the parties such that the terms of the QFC Addendum (and applicable expressions defined in this Amendment) attached as Exhibit A hereto, are included as part of the Contract as of the date of this Amendment.

14.	The Fund hereby confirms, as of the date set forth above, its representations and warranties set forth in the Contract.

15.	The Fund and the Custodian hereby agree to be bound by all of the terms, provisions, covenants, and obligations set forth in the Contract.

16.	Except as specifically amended hereby, all other terms and conditions of the Contract shall remain in full force and effect.

17.	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by a duly authorized officer as of the date set forth above.

LONGLEAFPARTNERSFUNDSTRUST

By:	/s/ Margaret H. Child
	Name:	Margaret H. Child
	Title:	Trustee

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Louis Abruzzi
	Name:	Louis Abruzzi
	Title:	Senior Vice President

Exhibit A

QFC ADDENDUM

State Street and its parent company are subject to certain U.S. banking regulations that are part of the “too big to fail” regulatory regimes. Among other things, these regulations impose mandatory requirements on the contents of certain types of “qualified financial contracts or “QFCs”, (including custody or depositary contracts pursuant to which services may result in short-term extensions of credit or overdrafts) In particular, pursuant to these regulations, State Street is required to amend such contracts to expressly recognize the “stay-and-transfer” powers of the U.S. banking regulators that will apply under the U.S. Special Resolution Regimes. These powers become effective upon the occurrence of certain resolution- related trigger events, as if the contract and all contractual parties were subject to such U.S. Special Resolution Regimes.

1. Opt-In to U.S. Special Resolution Regime. Notwithstanding anything to the contrary in this Contract or any other agreement, the parties hereto expressly acknowledge and agree that:

(a) In the event State Street or an Affiliate of State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer or assignment of this Contract (and any interest and obligation in or under, and any property securing, this Contract) by State Street will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Contract (and any interest and obligation in or under, and any property securing, this Contract) were governed by the laws of the United States or a state of the United States; and

(b) In the event State Street or an Affiliate of State Street becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights with respect to this Contract that may be exercised against State Street are permitted to be exercised to no greater extent than the Default Rights could be exercised under the U.S. Special Resolution Regime if this Contract (and any interest and obligation in or under, and any property securing, this Contract) were governed by the laws of the United States or a state of the United States.

2. Adherence to the ISDA Protocol. At such times as State Street and any Fund or Portfolio party to this Contract have adhered to the ISDA Protocol and this Contract is or is deemed modified or amended by the ISDA Protocol, with respect to such adhering parties the terms of the ISDA Protocol will supersede the terms of this QFC Addendum as included as part of this Contract, and in the event of any inconsistency between this QFC Addendum and the ISDA Protocol, the ISDA Protocol will prevail.

3. Definitions. As used in this QFC Addendum:

“Affiliate” has the meaning given in section 2(k) of the Bank Holding Company Act (12 U.S.C. §1841(k)) and section 225.2(a) of the Federal Reserve Board’s Regulation Y (12 CFR § 225.2(a)).

“Default Right” means any:

(i) Right of a party, whether contractual or otherwise (including, without limitation, rights incorporated by reference to any other contract, agreement, or document, and rights afforded by statute, civil code, regulation, and common law), to liquidate, terminate, cancel, rescind, or accelerate such agreement or transactions thereunder, set off or net amounts owing in respect thereto (except rights related to same-day payment netting), exercise remedies in respect of collateral or other credit support or property related thereto (including the purchase and sale of property), demand payment or delivery thereunder or in respect thereof (other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure), suspend, delay, or defer payment or performance thereunder, or modify the obligations of a party thereunder, or any similar rights; and

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(ii) Right or contractual provision that alters the amount of collateral or margin that must be provided with respect to an exposure thereunder, including by altering any initial amount, threshold amount, variation margin, minimum transfer amount, the margin value of collateral, or any similar amount, that entitles a party to demand the return of any collateral or margin transferred by it to the other party or a custodian or that modifies a transferee’s right to reuse collateral or margin (if such right previously existed), or any similar rights, in each case, other than a right or operation of a contractual provision arising solely from a change in the value of collateral or margin or a change in the amount of an economic exposure.

“ISDA” refers to the International Swaps and Derivatives Association, Inc.

“ISDA Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol as published by ISDA as of July 31, 2018.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. §§ 252.81–88, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, as applicable.

“U.S. Special Resolution Regime” means the Federal Deposit Insurance Act (12 U.S.C. §1811– 1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. § 5381–5394) and regulations promulgated thereunder.

4. Effectiveness. Notwithstanding anything in this QFC Addendum, in the event of a final and binding enactment, ruling, directive or interpretation in respect of the QFC Stay Rules by the competent U.S. governmental, judicial or regulatory authorities (the “U.S. Regulatory Ruling”), the legal effect of which is that the Contract is not required to incorporate some or all of the terms of this QFC Addendum, then, to the extent that the terms of this QFC Addendum are not required to be incorporated into the Contract by such U.S. Regulatory Ruling, the terms of this QFC Addendum shall be of no force or effect, with effect from the date that the U.S. Regulatory Ruling takes effect with respect to this Contract.

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